Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF UNIVERSAL BIOSENSORS, INC.

Universal Biosensors, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, filed with the Secretary of State of the State of Delaware on December 5, 2006. (the “Amended and Restated Certificate of Incorporation”).

2.    The first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is seven hundred fifty-one million (751,000,000) shares of which the Corporation shall have authority to issue seven hundred fifty million (750,000,000) shares of Common Stock, each having a par value of one hundredth of one cent ($0.0001), and one million (1,000,000) shares of Preferred Stock, each having a par value of one cent ($0.01).”

3.    This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.    All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Salesh Balak, its Chief Financial Officer, this April 11, 2024.

By:	/s/ Salesh Balak
Name:	Salesh Balak
Title:	Chief Financial Officer